Exhibit 11 Computation of Earnings Per Share



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                                   Exhibit 11
                        Computation of Earnings Per Share


                                                        For the Year Ended
                                                           September 30,
                                                       -------------------
                                                        1998         1997
                                                       ------       ------
                                                      (Dollars in thousands,
                                                     except per share amounts)

Net Income                                             $3,001       $2,505
                                                       ======       ======

Weighted average common shares
outstanding                                             1,615        1,630

Common stock equivalents due to dilutive
effect of stock options                                    81           40
                                                       ------       ------

Total weighted average common shares and
 common share equivalents outstanding                   1,696        1,670
                                                       ======       ======

Basic earnings per common share and
   common share equivalents                            $ 1.86       $ 1.54
                                                       ======       ======

Diluted earnings per common share                      $ 1.77       $ 1.50
                                                       ======       ======